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                                                                   Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-57223 and No. 333-24483 of Cardinal Health, Inc. on Form S-3 and Registration Statements No. 33-20895, No. 33-38201, No. 33-38022, No. 33-42357,
No. 33-52535, No. 33-52537, No. 33-52539, No. 33-63283-01, No. 33-64337, No.
333-01927-01, No. 333-11803-01, No. 333-21631-01 and No. 333-21631-02 of
Cardinal Health, Inc. on Form S-8 of our report dated August 12, 1997 (except for Note 16 as to which the date is August 24, 1997 and Note 17 as to which the date is December 30, 1997) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
17), appearing in the Annual Report on Form 10-K/A of Cardinal Health, Inc., for the year ended June 30, 1997.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Columbus, Ohio
January 2, 1998